INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Ambac Assurance Corporation

We consent to the incorporation by reference in the registration statement (No. 333-45021) of Norwest Asset Securities Corporation (the "Registrant"), and in the Prospectus Supplement of the Registrant (the "Prospectus Supplement"), via the Form 8-K of the Registrant dated October 22, 1998, of our report dated January 29, 1998 on the consolidated financial statements of Ambac Assurance Corporation as of December 31, 1997 and 1996, and for each of the years in the three-year period ended December 31, 1997, which report appears in the Form 10-K of Ambac Financial Group, Inc. dated March 31, 1998 and to the reference to our firm under the heading "Experts" in the Prospectus Supplement.

/s/ KPMG Peat Marwick
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New York, New York
October 22, 1998